CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Market-Linked Notes due 2019	$2,611,670	$336.38
January 2014 Pricing Supplement No. 1,223 Registration Statement No. 333-178081 Dated January 31, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund
The notes are unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the arithmetic average of the closing value of a basket of three exchange traded funds on the 22 quarterly determination dates over the term of the notes. These long-dated notes are for investors who are concerned about principal risk but seek a return based on a basket of international equity ETFs, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any, based on an average of the basket closing values on the 22 determination dates. The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and issue price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$2,611,670
Pricing date:	January 31, 2014
Original issue date:	February 5, 2014 (3 business days after the pricing date)
Maturity date:	July 31, 2019
Interest:	None
Basket:	Basket component*	Ticker symbol*	Basket component weighting	Initial share price	Multiplier
	Shares of the iShares® MSCI EAFE ETF (the “EFA Shares”)	EFA UP	33.3333%	$63.61	0.524026097
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”)	EEM UP	33.3333%	$38.19	0.872827965
	Shares of the WisdomTree Japan Hedged Equity Fund (the “DXJ Shares”)	DXJ UP	33.3333%	$46.61	0.715153401
* Ticker symbols are being provided for reference purposes only. We refer to the EFA Shares, the EEM Shares and the DXJ Shares, collectively, as the underlying shares.
Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal: $10 + supplemental redemption amount, if any. In no event will the payment at maturity be less than $10 per note.
Supplemental redemption amount:	(i) $10 times (ii) the average basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	None
Average basket closing value:	The arithmetic average of the basket closing values on the 22 specified determination dates over the term of the notes
Average basket percent change:	(average basket closing value – initial basket value) / initial basket value
Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$9.554 per note. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per note	$10	$0.30	$9.70
Total	$2,611,670	$78,350.10	$2,533,319.90
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 29 for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” on page 24.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Prospectus Supplement dated November 21, 2011         Index Supplement dated November 21, 2011Prospectus dated November 21, 2011

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Terms continued from previous page:
Initial basket value:
The initial basket value will equal 100, which is equal to the sum of the products of (i) the initial share price of each basket component, as set forth under “Basket—Share Closing Price” above, and (ii) the multiplier for such basket component, as set forth under “Basket—Multiplier” above.

Basket closing value:
On any determination date, the sum of the products of (i) the closing price of one share of each basket component on such date times the adjustment factor for such basket component on such date, and (ii) the multiplier for such basket component.

Multiplier:
The multiplier for each basket component was set on the pricing date so that each basket component represents its applicable basket component weighting in the predetermined initial basket value of 100.  Each multiplier will remain constant for the term of the notes.

Adjustment factor:
With respect to each basket component, 1.0, subject to adjustment in the event of certain events affecting the basket components.  See “Additional Information About the Notes—Antidilution Adjustments” below.

Determination dates:
Quarterly, on the 26th day of each April, July, October and January, beginning on April 26, 2014.  We also refer to July 26, 2019 as the final determination date.  The determination dates are subject to postponement for non-trading days and certain market disruption events.

CUSIP:	61760S126
ISIN:	US61760S1261

January 2014	Page 2

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Investment Summary

Market-Linked Notes

The Market-Linked Notes due July 31, 2019 Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the average performance of the basket as determined on the 22 quarterly determination dates over the term of the notes.  The notes provide investors:

¡	an opportunity to gain exposure to the ETFs comprising the basket

¡	the repayment of principal at maturity

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the averaging feature, which means that any positive return on the notes will be based on the average of the basket closing values on 22 determination dates that occur each quarter during the term of the notes.

¡	no exposure to any decline of the average basket closing value below the initial basket value if the notes are held to maturity

At maturity, if the average basket percent change is less than or equal to zero, you will receive the stated principal amount of $10 per note, without any return on your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 5.5 years
Participation rate:	100%
Interest:	None

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

The original issue price of each note is $10.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $10.  We estimate that the value of each note on the pricing date is $9.554.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing

January 2014	Page 3

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

January 2014	Page 4

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Key Investment Rationale

Market-Linked Notes with Averaging Feature offer investors exposure to the performance of an equally weighted basket composed of the the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund and provide for the repayment of principal at maturity.  They are for investors who are concerned about principal risk but seek a return based on a basket of international equity ETFs, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any, based on an average of the basket closing values on the 22 determination dates.

Repayment of Principal	The notes offer investors a 1 to 1 exposure to any positive average performance of the basket on the 22 determination dates, while providing for the repayment of principal in full at maturity.
Upside Scenario
The arithmetic average of the basket closing values on the 22 determination dates is greater than the initial basket value of 100 and, at maturity, the notes pay the stated principal amount of $10 plus 100% of the positive percent change from the initial basket value to the average basket closing value. Although investors can benefit from the averaging feature when the value of the basket appreciates during the term of the notes but drops at maturity, the averaging feature can also reduce upside performance of the notes in bullish markets.

Par Scenario	The average basket closing value is less than or equal to the initial basket value, and, at maturity, the notes pay only the stated principal amount of $10.

January 2014	Page 5

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10 x average basket percent change x 100% In no event will the supplement redemption amount be less than zero.
where
average basket percent change	=	(average basket closing value – initial basket value) / initial basket value
average basket closing value	=	the arithmetic average of the basket closing values on the 22 specified determination dates over the term of the notes

In no event will the payment at maturity be less than $10 per note.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of average basket percent change and does not cover the complete range of possible payouts at maturity.

Average basket percent change	Average basket closing value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 note
100%	200	$10	$10	$20	100%
90%	190	$10	$9	$19	90%
80%	180	$10	$8	$18	80%
70%	170	$10	$7	$17	70%
60%	160	$10	$6	$16	60%
50%	150	$10	$5	$15	50%
40%	140	$10	$4	$14	40%
30%	130	$10	$3	$13	30%
20%	120	$10	$2	$12	20%
10%	110	$10	$1	$11	10%
0%	100	$10	$0	$10	0%
–10%	90	$10	$0	$10	0%
–20%	80	$10	$0	$10	0%
–30%	70	$10	$0	$10	0%
–40%	60	$10	$0	$10	0%
–50%	50	$10	$0	$10	0%
–60%	40	$10	$0	$10	0%
–70%	30	$10	$0	$10	0%
–80%	20	$10	$0	$10	0%
–90%	10	$10	$0	$10	0%
–100%	0	$10	$0	$10	0%

The average basket closing value is the arithmetic average of the basket closing values on 22 quarterly determination dates over the term of the notes.  Because there are 22 determination dates spread over approximately 5.5 years, positive performances of the basket at one time may be offset by lesser positive performance or negative performance at other times.  See “Risk Factors─The supplemental redemption amount, if any, is based on the arithmetic average of the basket closing values on the 22 determination dates over the term of the notes and therefore the payment at maturity may be less than if it were based solely on the basket closing value on the final determination date” below.

January 2014	Page 6

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

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The notes do not pay interest and may not pay more than the stated principal amount at maturity.  If the average basket percent change is less than or equal to zero, you will receive only the stated principal amount of $10 for each note you hold at maturity.  As the notes do not pay any interest, if the average basket closing value is not sufficiently higher than the initial basket value, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the average performance of the basket on the 22 quarterly determination dates over the term of the notes.

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The supplemental redemption amount, if any, is based on the arithmetic average of the basket closing values on the 22 determination dates over the term of the notes and therefore the payment at maturity may be less than if it were based solely on the basket closing value on the final determination date.  The supplemental redemption amount, if any, will be calculated by reference to an average of the basket closing values on the 22 determination dates over the term of the notes.  Therefore, in calculating the average basket closing value at maturity, positive performances of the basket on some determination dates may be moderated, or wholly offset, by lesser or negative performances on other determination dates.  Similarly, the average basket closing value may be less than the basket closing value on the final determination date, and as a result, the payment at maturity you receive may be less than if it were based solely on the basket closing value on the final determination date.  Investing in the notes is not the same as investing in notes that offer 1 to 1 upside exposure to the performance of the basket.

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Changes in the price of one or more of the basket components may offset each other.  Price movements in the basket components may not correlate with each other.  At a time when the price of one or more basket components increases, the price of other basket components may decline in value.  Therefore, in calculating the payment at maturity, increases in the price of one or more basket components may be moderated, or wholly offset, by declines in the price of one or more of the other basket components.

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The market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the values of the basket components at any time and, in particular, on each of the determination dates, the volatility (frequency and magnitude of changes in value) of the underlying shares and the stocks constituting their respective share underlying indices, dividend rate on the stocks underlying the share underlying indices, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor of any basket component, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the closing price of the underlying shares on any determination date, the exchange rates of the U.S. dollar relative to the currencies in which the shares comprising the share underlying indices trade and any actual or anticipated changes in our credit ratings or credit spreads.  Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above.  The values of the underlying shares may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the

January 2014	Page 7

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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There are risks associated with investments in securities, such as the notes, linked to the value of foreign (and especially emerging markets) equity securities.  The EEM Shares track the performance of the MSCI Emerging Markets Index, which is linked to the value of foreign (and especially emerging markets) equity securities.  The EFA Shares track the performance of the MSCI EAFE Index and the DXJ Shares track the performance of the WisdomTree Japan Hedged Equity Index, both of which are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

In addition, the stocks included in the MSCI Emerging Markets Index and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

▪
The prices of the EEM Shares and the EFA Shares are subject to currency exchange risk. Because the prices of the EEM Shares and the EFA Shares are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index and the MSCI EAFE Index, respectively, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index or the MSCI EAFE Index, the price of such relevant underlying shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

January 2014	Page 8

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index, the MSCI EAFE Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index, the MSCI EAFE Index, the United States and other countries important to international trade and finance.

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The currency hedge risk employed by the DXJ Shares may not sufficiently reduce its exposure to currency fluctuations.  The price of the DXJ Shares is related to the U.S. dollar value of stocks that trade in Japanese yen.  The Wisdom Tree Japan Hedged Equity Fund (the “DXJ Fund”) attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen.  The amount of forward contracts and futures contracts in the DXJ Fund is based on the aggregate exposure of the DXJ Fund to the Japanese yen.  However, this approach may not eliminate the exposure of the DXJ Fund to the Japanese yen.  The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

As a result, the holders of the notes will still likely be exposed to currency exchange rate risk with respect to the Japanese yen.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currency hedge strategy employed by the DXJ Fund is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Japanese yen, the price of the DXJ Fund could be adversely affected and the payment at maturity on the notes may be reduced.

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The performance of the DXJ Shares will not likely benefit from the appreciation of the Japanese yen relative to the U.S. dollar.  The DXJ Fund’s currency hedge strategy will likely result in lower returns in the DXJ Shares than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar.  Consequently, the weakening of the U.S. dollar relative to the Japanese yen is not expected to have any positive impact on the DXJ Shares (as compared to returns of an equivalent unhedged investment).

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The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

January 2014	Page 9

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

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The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the notes will be influenced by many unpredictable factors” above.

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Adjustments to the underlying shares or to the share underlying indices could adversely affect the value of the notes.  The investment advisers to the underlying shares (with respect to the EEM Shares and the EFA Shares, BlackRock Fund Advisors, with respect to the DXJ Shares, WisdomTree Asset Management, Inc.) (each an “Investment Adviser”), seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the respective share underlying indices.  Pursuant to their investment strategies or otherwise, the Investment Advisers may add, delete or substitute the stocks composing the underlying shares.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.  The publishers of the share underlying indices are responsible for calculating and maintaining the share underlying indices.  They may add, delete or substitute the stocks constituting the share underlying indices or make other methodological changes that could change the value of the share underlying indices.  The publishers of the share underlying indices may discontinue or suspend calculation or publication of the share underlying indices at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the share underlying indices are different.  The performance of the underlying shares may not exactly replicate the performance of the share underlying indices because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the share underlying indices.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments holdings, differences in trading hours between the underlying shares and the share underlying indices or due to other circumstances.

The iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF generally invest at least 90% of their assets in securities of the respective share underlying indices and in depositary receipts representing securities of such share underlying indices.  They may invest the remainder of their assets in securities not included in such share underlying indices but which BlackRock Fund Advisors believes will help such underlying shares track such share underlying indices, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BlackRock Fund Advisors.

The DXJ Fund uses a Representative Sampling Strategy to achieve its investment objective, meaning the DXJ Fund generally will invest in a sample of securities in the WisdomTree Japan Hedged Equity Index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the WisdomTree Japan Hedged Equity Index as a whole.  Under normal circumstances, at least 95% of the DXJ Fund’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the WisdomTree Japan Hedged Equity Index and investments that have economic characteristics substantially identical to those of such component securities.  A Representative Sampling Strategy generally can be expected to produce a greater tracking error.  In addition, the DXJ Fund may not be able to replicate the currency hedge strategy employed by the WisdomTree Japan Hedged Equity Index.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity

January 2014	Page 10

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that can affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

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Not equivalent to investing in the underlying shares or the stocks composing the share underlying indices.  Investing in the notes is not equivalent to investing in the underlying shares, the share underlying indices or the stocks that constitute the share underlying indices.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying indices.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. has determined the initial share price and multiplier for each basket component, will determine the basket closing value on each determination date, the average basket closing value and the average basket percent change, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket closing value in the event of a discontinuance of any share underlying index or a market disruption event with respect to any basket component, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.   One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the notes, including trading in the underlying shares and the component stocks of the share underlying indices and in other instruments related to the share underlying indices.  Some of our subsidiaries also trade the underlying shares or the component stocks of the share underlying indices and other financial instruments related to the share underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share prices, and, therefore, could have increased the prices at or above which the underlying shares must close on the determination dates before an investor receives a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on any determination date, could adversely affect the closing prices of the underlying shares on such determination date, and, accordingly, the amount of cash an investor will receive at maturity.

January 2014	Page 11

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Basket Overview

The basket consists of shares of the iShares® MSCI EAFE ETF, shares of the iShares® MSCI Emerging Markets ETF and shares of the WisdomTree Japan Hedged Equity Fund and offers exposure to price movements in international equity markets.

iShares® MSCI EAFE ETF.  The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE ETF is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI EAFE ETF is accurate or complete.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”).  The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  For additonal information about the MSCI EAFE Index, see the information set forth under “MSCI EAFE Index” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

iShares® MSCI Emerging Markets ETF.  The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index®.  The iShares® MSCI Emerging Markets ETF is managed by iShares Inc., a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF.  Information provided to or filed with the Commission by iShares Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI Emerging Markets ETF is accurate or complete

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

The WisdomTree Japan Hedged Equity Fund.  The WisdomTree Japan Hedged Equity Fund (the “DXJ Fund”) is an exchange-traded fund that seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index.  The DXJ Fund generally uses a Representative Sampling Strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the share underlying index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the share underlying index as a whole.  Under normal circumstances, at least 95% of the DXJ Fund’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the WisdomTree Japan Hedged Equity Index and investments that have economic characteristics substantially identical to those of such component securities.  The DXJ Fund may invest the remainder of its assets in cash and

January 2014	Page 12

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options, and swaps.  To the extent the share underlying index holds 25% or more of its total assets in the securities of a particular industry or group of industries, the DXJ Fund will concentrate its investments to approximately the same extent as the share underlying index.

To offset the exposure of the DXJ Fund to the Japanese yen, the DXJ Fund may enter into forward currency contracts or futures contracts.  The amount of forward contracts and futures contracts in the DXJ Fund is based on the aggregate exposure of the DXJ Fund to the Japanese yen.  This approach may not eliminate the exposure of the DXJ Fund to the Japanese yen.  The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

The DXJ Fund is one of the investment portfolios of WisdomTree Trust (“WTT”), a registered investment company that consists of numerous separate investment portfolios.  Information provided to or filed with the Commission by WTT pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333−132380 and 811-21864, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the DXJ Fund is accurate or complete.

The WisdomTree Japan Hedged Equity Index.  The WisdomTree Japan Hedged Equity Index is a stock index calculated, published and disseminated by WTI, and is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar.  For additional information see “Annex A—WisdomTree Japan Hedged Equity Index”.

This pricing supplement relates only to the notes referenced hereby and does not relate to any of the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding iShares Inc., iShares Trust and WTT from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Inc., iShares Trust or WTT.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Inc., iShares Trust or WTT is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Inc., iShares Trust or WTT could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Inc., iShares Trust and/or WTT.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Inc., iShares Trust and/or WTT, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of iShares Inc., iShares Trust and WTT as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The notes are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

January 2014	Page 13

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

“WisdomTree®” is a registered mark of WisdomTree Investments, Inc. (“WTI”).  The WisdomTree Japan Hedged Equity Index is the exclusive property of WTI.  The notes are not sponsored, endorsed, sold, or promoted by WTI.  WTI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  WTI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

January 2014	Page 14

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Information as of market close on January 31, 2014:

Basket Component Information as of January 31, 2014
	Ticker Symbol	Current Share Price	52 Weeks Ago	52 Week High	52 Week Low
EFA Shares	EFA UP	$63.61	$58.98	$67.13	$57.03
EEM Shares	EEM UP	$38.19	$44.22	$44.50	$36.63
DXJ Shares	DXJ UP	$46.61	$39.85	$52.91	$39.60

The following graph is calculated based on an initial basket value of 100 on January 1, 2009 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the terms of the notes, nor does it attempt to show in any way your expected return on an investment in the notes.  The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2009 to January 31, 2014

Historical Information

The following tables set forth the published high and low closing prices as well as end-of-quarter closing prices for each of the basket components for each quarter in the period from January 1, 2009 through January 31, 2014.  The closing prices on January 31, 2014  were (i) in the case of the EFA Shares, $63.61, (ii) in the case of the EEM Shares, $38.19 and (iii) in the case of the DXJ Shares, $46.61. The related graphs set forth the daily closing prices for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on any of the determination dates.

January 2014	Page 15

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

iShares® MSCI EAFE ETF (CUSIP 464287465)	High ($)	Low ($)	Period End ($)
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.25	58.23
2011
First Quarter	61.91	55.31	60.09
Second Quarter	63.87	57.10	60.14
Third Quarter	60.80	46.66	47.75
Fourth Quarter	55.57	46.45	49.53
2012
First Quarter	55.80	49.15	54.90
Second Quarter	55.51	46.55	49.96
Third Quarter	55.15	47.62	53.00
Fourth Quarter	56.88	51.96	56.82
2013
First Quarter	59.89	56.90	58.98
Second Quarter	63.53	57.03	57.38
Third Quarter	65.05	57.55	63.79
Fourth Quarter	67.06	62.71	67.06
2014
First Quarter (through January 31, 2014)	67.13	63.61	63.61

Shares of the iShares® MSCI EAFE ETF Daily Closing Prices January 1, 2009 to January 31, 2014

January 2014	Page 16

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

iShares® MSCI Emerging Markets ETF (CUSIP 61759G182)	High ($)	Low ($)	Period End ($)
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter	48.46	34.95	35.07
Fourth Quarter	42.80	34.36	37.94
2012
First Quarter	44.76	38.23	42.94
Second Quarter	43.54	36.68	39.19
Third Quarter	42.37	37.42	41.32
Fourth Quarter	44.35	40.14	44.35
2013
First Quarter	45.20	41.80	42.78
Second Quarter	44.23	36.63	38.57
Third Quarter	43.29	37.34	40.77
Fourth Quarter	43.66	40.44	41.77
2014
First Quarter (through January 31, 2014)	40.27	37.79	38.19

Shares of the iShares® MSCI Emerging Markets ETF Daily Closing Prices January 1, 2009 to January 31, 2014

January 2014	Page 17

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

WisdomTree Japan Hedged Equity Fund (CUSIP 97717W851)	High ($)	Low ($)	Period End ($)
2009
First Quarter	39.77	28.76	32.78
Second Quarter	38.92	33.10	38.16
Third Quarter	41.63	37.15	40.60
Fourth Quarter	40.61	37.35	39.33
2010
First Quarter	42.74	39.90	42.24
Second Quarter	42.88	35.57	35.64
Third Quarter	37.19	34.73	36.02
Fourth Quarter	38.74	34.55	38.17
2011
First Quarter	41.21	33.50	36.87
Second Quarter	37.23	34.39	36.14
Third Quarter	37.06	31.56	32.52
Fourth Quarter	33.06	30.49	31.34
2012
First Quarter	37.02	31.40	36.90
Second Quarter	36.71	30.08	33.18
Third Quarter	33.42	30.34	31.62
Fourth Quarter	36.88	30.77	36.88
2013
First Quarter	44.23	36.66	43.19
Second Quarter	52.91	40.82	45.61
Third Quarter	49.48	43.89	47.93
Fourth Quarter	50.84	45.31	50.84
2014
First Quarter (through January 31, 2014)	50.43	46.61	46.61

Shares of the WisdomTree Japan Hedged Equity Fund Daily Closing Prices, January 1, 2009 to January 31, 2014

January 2014	Page 18

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Additional Information About the Notes
Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Shares underlying indices:	With respect to the EFA Shares, the MSCI EAFE Index With respect to the EEM Shares, the MSCI Emerging Markets Index With respect to the DXJ Shares, the WisdomTree Japan Hedged Equity Index
Share underlying index publishers:	With respect to the EFA Shares and the EEM Shares, MSCI Inc. With respect to the DXJ Shares, WisdomTree Investments, Inc.
Denominations:	$10 and integral multiples thereof
Book entry security or certificated security:
Book entry. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the notes, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Interest:	None
Call right:	The notes are not callable prior to the maturity date.
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 2.4508% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $11.4300 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2014	$0.0987	$0.0987
July 1, 2014 through December 31, 2014	$0.1237	$0.2224
January 1, 2015 through June 30, 2015	$0.1253	$0.3477
July 1, 2015 through December 31, 2015	$0.1268	$0.4745
January 1, 2016 through June 30, 2016	$0.1284	$0.6029
July 1, 2016 through December 31, 2016	$0.1299	$0.7328
January 1, 2017 through June 30, 2017	$0.1315	$0.8643
July 1, 2017 through December 31, 2017	$0.1331	$0.9974
January 1, 2018 through June 30, 2018	$0.1348	$1.1322

January 2014	Page 19

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

July 1, 2018 through December 31, 2018	$0.1364	$1.2686
January 1, 2019 through June 30, 2019	$0.1381	$1.4067
July 1, 2019 through the Maturity Date	$0.0233	$1.4300

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Internal Revenue Code of 1986, as amended, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks.  Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument.  These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to initial Non-U.S. Holders that acquire their notes in this offering.  It is possible, however, that, notwithstanding the discussion regarding withholding on the notes under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement,  withholding requirements under these rules will apply to notes acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the underlying shares after March 4, 2014.  Moreover, it is possible that a withholding agent may withhold on payments made to initial Non-U.S. Holders that purchase the notes in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the notes.  Additionally, a purchaser of the notes after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition.  As a result, an initial holder’s ability to transfer the notes on a secondary market, if any, may be further limited because, depending on the facts on the date of transfer, a potential purchaser that is a non-U.S. person may be subject to withholding under these rules.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  These proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Any consequences resulting from the Medicare tax on investment income are also not discussed in this document or the accompanying prospectus supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Calculation agent:
The calculation agent for the notes will be MS & Co.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive at maturity or whether a market disruption event has occurred.  See “Antidilution

January 2014	Page 20

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Adjustments,” “Market disruption event” and “Discontinuance of any underlying shares and/or share underlying indices; alteration of method of calculation” below.  MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Trading day:
A day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC (the “NASDAQ”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Closing price:
Subject to the provisions set out under “Discontinuance of any underlying shares and/or share underlying indices; alteration of method of calculation” below, the closing price for one share of any underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)     if such underlying shares (or any such other security) are listed on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such underlying shares (or any such other security) are listed,

(ii)    if such underlying shares (or any such other security) are securities of the NASDAQ, the official closing price of such underlying shares published by the NASDAQ on such day, or

(iii)   if such underlying shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for such underlying shares.

If such underlying shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of such underlying shares (or one unit of any such other security) on any trading day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a market disruption event (as defined below) occurs with respect to such underlying shares (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day shall be the mean, as determined by the calculation agent, of the bid prices for such underlying shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.  Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, such closing price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” shall include any successor service thereto.

Market disruption event:
Market disruption event means, with respect to any underlying shares, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:

(i)     the occurrence or existence of a suspension, absence or material limitation of trading of such underlying shares on the primary market for such underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such underlying shares as a result of which the reported trading prices for such underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; or

(ii)    the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the share underlying index for

January 2014	Page 21

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

such underlying shares on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), in each case as determined by the calculation agent in its sole discretion; or

(iii)   the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the share underlying index for such underlying shares or the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(iv)   a determination by the calculation agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with the issuer’s ability or the ability of any of the issuer’s affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the share underlying index for any underlying shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such share underlying index shall be based on a comparison of (x) the portion of the level of such share underlying index attributable to that security relative to (y) the overall level of such share underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred with respect to any underlying shares:  (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in any underlying shares or in the futures or options contract related to such share underlying index or such underlying shares shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the relevant share underlying index or such underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts shall constitute a suspension, absence or material limitation of trading in futures or options contracts related to the relevant share underlying index or such underlying shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the relevant share underlying index or such underlying shares are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.  Regarding any permanent discontinuance of trading in any underlying shares, see “Discontinuance of any underlying shares and/or share underlying indices; alteration of method of calculation” below.

Relevant exchange:
With respect to any underlying shares, the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the relevant share underlying index or any Successor Index to such share underlying index.

Postponement of determination dates:
The determination dates are subject to postponement due to non-trading days or certain market disruption events, as described in the following paragraph.

If any scheduled determination date, including the final determination date, is not a trading day or if there is a market disruption event on such day with respect to any underlying shares, such determination date for such underlying shares only shall be the next succeeding trading day on which there is no market disruption event with respect to such underlying shares and the basket closing value shall be determined on the later of such date as so postponed and the date on which the closing price for each of the underlying shares is available; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding such scheduled determination date, then (i) such fifth succeeding trading day shall be deemed to be the relevant determination date for any such underlying shares notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs, the calculation agent shall determine the closing price of any such underlying shares on such fifth trading day based on the mean, as determined by the calculation agent, of the bid prices for such underlying shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, any such closing price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that

January 2014	Page 22

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

it deems relevant.
Postponement of the maturity date:
If, due to a market disruption event or otherwise, the final determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date shall be postponed to the second business day following that final determination date as postponed, by which date the closing price of each basket component has been determined.

Discontinuance of any underlying shares and/or share underlying indices; alteration of method of calculation:
If trading in any underlying shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange traded fund relating to such underlying shares is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the closing price of such underlying shares on any trading day following the Discontinuance or Liquidation Event shall be determined by the calculation agent and shall be deemed to equal the product of (i) the closing value of the share underlying index for such underlying shares (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating such share underlying index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the closing price of such underlying shares and the denominator of which is the closing value of such share underlying index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a closing price was available.

If, subsequent to a Discontinuance or Liquidation Event, such share underlying index publisher discontinues publication of the relevant share underlying index and such share underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued share underlying index (such index being referred to herein as a “Successor Index”), then any subsequent closing price for such underlying shares on any trading day following a Discontinuance or Liquidation Event shall be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such trading day.

If, subsequent to a Discontinuance or Liquidation Event, such share underlying index publisher discontinues publication of such share underlying index prior to, and such discontinuance is continuing on, any determination date or the date of acceleration, and the calculation agent determines, in its sole discretion, that no Successor Index is available at such time, then the calculation agent shall determine the closing price for such underlying shares for such date.  Such closing price shall be computed by the calculation agent in accordance with the formula for calculating such share underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing such share underlying index without any rebalancing or substitution of such securities following such discontinuance.

Alternate exchange calculation in case of an event of default:
If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes.  That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that

January 2014	Page 23

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final determination date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•      A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•      P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution adjustments:
If any underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor for such underlying shares shall be adjusted by the calculation agent to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of such underlying shares.

No adjustment to the adjustment factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to any adjustment factor or method of calculating the adjustment factor and of any related determinations and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Use of proceeds and hedging:
The proceeds we receive from the sale of the notes will be used for general corporate purposes.  We will receive, in aggregate, $10 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the notes by

January 2014	Page 24

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the underlying shares, the stocks constituting the share underlying indices and in futures and/or options contracts on the underlying shares or the component stocks of the share underlying indices listed on major securities markets.  Such purchase activity could have increased the initial share prices, and, therefore, could have increased the prices at or above which the underlying shares must close on the determination dates before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on any determination date, by purchasing and selling the underlying shares and the stocks constituting the share underlying indices, futures or options contracts on the underlying shares or the share underlying indices or component stocks of the share underlying indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the prices of the underlying shares, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the

January 2014	Page 25

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering. The agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of notes set forth on the cover of this pricing supplement. The agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each note they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.  Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes, for its own account.  The agent must close out any naked short position by purchasing the notes in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the notes or the securities underlying the share underlying indices in the open market to stabilize the price of the notes.  Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of notes.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the notes:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability

January 2014	Page 26

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

(including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Selling restrictions:
General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes.  We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

January 2014	Page 27

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(i)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

January 2014	Page 28

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Syndicate Information
Issue price	Selling concession	Principal amount of notes for any single investor
$10.0000	$0.3000	<$1MM
$9.9500	$0.2500	≥$1MM and <$3MM
$9.9250	$0.2250	≥$3MM and <$5MM
$9.9000	$0.2000	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

January 2014	Page 29

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Annex A

WisdomTree Japan Hedged Equity Index

The WisdomTree Japan Hedged Equity Index (the “Share Underlying Index”) is a stock index calculated, published and disseminated by WisdomTree Investments, Inc. (“WTI”), and is designed to provide exposure to a segment of the Japanese equity markets while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar.  The Share Underlying Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan.  By excluding companies that derive 80% or more of their revenue from Japan, the Share Underlying Index is concentrated on dividend-paying companies with a more significant non-Japan revenue base.  The companies included in the Share Underlying Index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the Japanese yen has declined and have weakened when the value of the Japanese yen has increased.  The Share Underlying Index is a currency hedged version of the WisdomTree Japan Dividend Index (the “WJD Index”), and the selection and weighting methodology for the Share Underlying Index is identical to the selection and weighting methodology used for the WJD Index.

Selection Criteria

To be eligible for inclusion in the Share Underlying Index, component companies must meet the following eligibility requirements established by WTI: (i) payment of at least $5 million in cash dividends on common shares in the annual cycle prior to the annual rebalance of the Share Underlying Index; (ii) market capitalization of at least $100 million as of the rebalance of the Share Underlying Index; (iii) average daily dollar volume of at least $100,000 for the three months preceding the rebalance of the Share Underlying Index; and (iv) trading of at least 250,000 shares per month for each of the six months preceding the rebalance of the Share Underlying Index.

Companies are weighted in the Share Underlying Index based on annual cash dividends paid.  At the time of the annual rebalance of the Share Underlying Index, the maximum weight of any single security in the Share Underlying Index is capped at 5% and the maximum weight of any one sector in the Share Underlying Index is capped at 25%.  In response to market conditions, security and sector weights may fluctuate above the specified cap between annual rebalance of the Share Underlying Index dates.  WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector.  The following sectors are included in the Share Underlying Index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities.  A sector is comprised of multiple industries. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Index Calculation

The Share Underlying Index is a currency hedged version of the WJD Index.  The index values of the WJD Index are calculated by aggregating the sum of the product of number of stocks in the Share Underlying Index for a component company, the price of such stock and the cross rate of the Japanese yen against the U.S. dollar.  This value is then adjusted by a divisor.  By adjusting the divisor, the index value retains its continuity before and after changes in the market capitalization of the share underlying index due to changes in composition, weighting or corporate actions .

The WJD Index is calculated whenever the New York Stock Exchange is open for trading.  If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent computations of the WJD Index until trading resumes.  If trading is suspended before the opening, the adjusted closing price of the stock from the previous day is used to calculate the WJD Index.  Until a particular stock opens, its adjusted closing price from the previous day is used in the computation of the WJD Index.

January 2014	Page 30

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

The Share Underlying Index is a currency hedged version of the WJD Index, and the Share Underlying Index is designed to approximate the investable return available to U.S. based investors that attempts to mitigate currency fluctuations as a source of the international index return.

The Share Underlying Index is calculated on a daily basis and it uses to a WM/Reuters 1-month forward rate to mitigate the effects of currency fluctuations.  The precise calculation for the daily hedged currency index is as follows:

Where:
•	Forward Rate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar
•	Spot Rate = Spot Rate in foreign currency per U.S. dollar.
•	For each month m, there are d= 1, 2, 3, … D calendar days so “md” is day d for month m and “m0” is the last day of month m-1.
•	D = total number of days in month m

Weighting

The Share Underlying Index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that dividends play in the total return of such index.  The initial weight of a component in the Share Underlying Index at the annual reconstitution is derived by multiplying the U.S. dollar value of the annual dividend per share of the company by the number of common shares outstanding for that company (the “Cash Dividend Factor”).  Special dividends are not included in the computation of weights of the Share Underlying Index.  The Cash Dividend Factor is calculated for every component in the Share Underlying Index and then summed.  The weight of each component, at the International Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that Share Underlying Index.  The International Weighting Date is the date on which component weights are set and it occurs immediately after the close of trading on the third Wednesday of June.  New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”).

The weighting of the Share Underlying Index will be modified in the event of the following weighting modification events:

(i)
The maximum weight of any individual component security is capped at 5% on the annual rebalance, prior to the introduction of sector caps.  The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

(ii)
Where the collective weight of the component securities of the Share Underlying Index whose individual current weights are greater than or equal to 5.0% of the Share Underlying Index is greater than or equal to 50.0% of the Share Underlying Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Share Underlying Index at the close of the current calendar quarter.  All other components in the Share Underlying Index will also be rebalanced to reflect their relative weights before the adjustment.

(iii)	Where a sector achieves a weight that is greater than or equal to 25% of the Share Underlying Index, weight of companies will be proportionally reduced to 25% as of the annual screening date.

Dividend Treatment

January 2014	Page 31

Market-Linked Notes due July 31, 2019
Based on the Average Value on Quarterly Determination Dates of an Equally Weighted Basket composed of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the WisdomTree Japan Hedged Equity Fund

Normal dividend payments are reinvested and accounted for in the calculation of the index value of the Share Underlying Index.  However, special dividends that are not reinvested in the Share Underlying Index require index divisor adjustments.

Maintenance of the Share Underlying Index

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions.  Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the number of stocks of such constituent included in the Share Underlying Index and the stock prices of the component companies in the Share Underlying Index.  Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the number of stocks of such constituent included in the Share Underlying Index or in the stock prices of the component companies in the Share Underlying Index.  Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments.  Any corporate action, whether it requires index divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions.  Whenever possible, changes to the components of the Share Underlying Index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Index Divisor Adjustments

Changes in the market capitalization of the Share Underlying Index due to changes in composition, weighting or corporate actions result in a divisor change to maintain the continuity of the Share Underlying Index.  Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date.  In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter.  For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

January 2014	Page 32